Exhibit 99.1

For Immediate Release

MERCER INTERNATIONAL INC. REPORTS STRONG 2016 FOURTH QUARTER AND YEAR END RESULTS AND ANNOUNCES QUARTERLY CASH DIVIDEND OF $0.115

NEW YORK, NY, February 9, 2017 - Mercer International Inc. (Nasdaq: MERC, TSX: MERC.U) today reported strong results for the fourth quarter and year ended December 31, 2016. Operating EBITDA* in the fourth quarter of 2016 was $57.8 million, compared to $61.5 million in the fourth quarter of 2015 and $47.9 million in the prior quarter of 2016. For 2016, Operating EBITDA was $185.7 million, compared to $234.0 million for 2015.

For the fourth quarter of 2016, our net income was $18.5 million, or $0.29 per basic and $0.28 per diluted share, compared to $21.7 million, or $0.34 per basic and $0.33 per diluted share, in the fourth quarter of 2015 and $11.9 million, or $0.18 per basic and diluted share, in the prior quarter of 2016. For 2016, net income was $34.9 million, or $0.54 per basic and diluted share, compared to $75.5 million, or $1.17 per basic and diluted share, in 2015.

Summary Financial Highlights

	Q4 2016	Q3 2016	Q4 2015	Year 2016	Year 2015
	(in millions, except per share amounts)
Pulp revenues	$202.8	$215.8	$216.3	$847.3	$946.2
Energy and chemical revenues	$18.9	$22.1	$21.5	$84.3	$87.0
Operating income	$39.0	$29.8	$44.2	$113.7	$165.7
Operating EBITDA*	$57.8	$47.9	$61.5	$185.7	$234.0
Foreign exchange loss on intercompany debt	$(1.4)	$—	$(0.9)	$(1.1)	$(5.3)
Gain (loss) on derivative instruments	$—	$—	$(0.2)	$(0.2)	$(0.9)
Income tax provision	$(5.3)	$(5.1)	$(7.7)	$(24.5)	$(29.4)
Net income	$18.5	$11.9	$21.7	$34.9	$75.5
Net income per share
Basic	$0.29	$0.18	$0.34	$0.54	$1.17
Diluted	$0.28	$0.18	$0.33	$0.54	$1.17
Common shares outstanding at period end	64.7	64.7	64.5	64.7	64.5

Summary Operating Highlights

	Q4 2016	Q3 2016	Q4 2015	Year 2016	Year 2015
Pulp production (‘000 ADMTs)	350.3	361.8	367.0	1,428.4	1,458.0
Annual maintenance downtime (‘000 ADMTs)	21.6	10.2	7.5	61.4	58.4
Annual maintenance downtime (days)	12	10	4	43	40
Pulp sales (‘000 ADMTs)	345.1	359.8	351.9	1,428.7	1,463.1
Average NBSK pulp list price in Europe ($/ADMT)(1)	810	810	817	803	850
Average NBSK pulp list price in China ($/ADMT)(1)	595	595	600	599	643
Average NBSK pulp list price in North America ($/ADMT)(1)	992	998	945	978	972
Average pulp sales realizations ($/ADMT)(2)	580	593	609	586	640
Energy production (‘000 MWh)	431.8	473.8	465.9	1,812.6	1,846.8
Surplus energy sales (‘000 MWh)	179.9	208.4	204.4	785.8	815.0
Average energy sales realizations ($/MWh)	93	92	92	91	92
Average Spot Currency Exchange Rates:
$ / €(3)	1.0780	1.1163	1.0954	1.1072	1.1096
$ / C$(3)	0.7496	0.7663	0.7487	0.7558	0.7830

(1)	Source: RISI pricing report.
(2)	Sales realizations after customer discounts, rebates and other selling concessions. Incorporates the effect of pulp price variations occurring between the order and shipment dates.
(3)	Average Federal Reserve Bank of New York Noon Buying Rates over the reporting period.

*

Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States (“GAAP”) and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. See page 4 of the financial tables included in this press release for a reconciliation of net income to Operating EBITDA.

President’s Comments

Mr. David M. Gandossi, the Chief Executive Officer, stated: “We are generally pleased with our performance and results for 2016 as:

•	we achieved strong operating performance and generated $185.7 million in Operating EBITDA and $34.9 million in net income;

•

we continued to strengthen our balance sheet and increased our cash position to $136.6 million from $99.6 million and our working capital to $308.7 million from $284.4 million, respectively, from the start of the year;

•

overall, per unit fiber costs decreased by approximately 8% at our mills compared to 2015, primarily as a result of a balanced wood market and strong sawmilling activity in both Germany and the Celgar mill’s fiber basket combined with steady progress on several cost reduction initiatives;

•	our Board authorized a quarterly cash dividend of $0.115 per share and we returned approximately $29.7 million to our shareholders over the course of the year; and

•

we continued to reduce indebtedness and future debt service costs through the repurchase and cancellation of $23 million of our 7.0% senior notes due 2019 and, in January 2017, we announced the redemption of our remaining 7.0% senior notes with the proceeds of an issuance of $225 million 6.5% senior notes due 2024 and cash on hand.”

Mr. Gandossi continued: “As our operating costs are primarily incurred in euros and Canadian dollars and our principal product, NBSK pulp, is quoted in dollars, our business and operating margins materially benefit from the current strength of the dollar. However, our energy and chemical sales are made in local currencies and our realizations decline in dollar terms when the dollar strengthens.

At the end of 2016, list pulp prices in Europe were approximately $810 per ADMT, while list prices in China and North America were approximately $605 and $990 per ADMT, respectively. Such prices in China included a price increase of $20 per ADMT, effective December 1, 2016. In addition, NBSK pulp producers implemented a further $20 increase in China, effective January 1, 2017. NBSK pulp producers also implemented a $10 per ADMT price increase in Europe, effective January 1, 2017, which will only have a negligible effect on our revenues because of selling and other concessions. Although NBSK pulp prices have improved recently, there can be no assurance that they will not decline in the future as pulp is a commodity and prices are highly cyclical.

At year end, world producer inventories of NBSK pulp were generally balanced at about 32 days’ supply.”

Mr. Gandossi continued: “During the current quarter, we moved forward high return projects to improve our operational efficiencies, including projects that improve our operational reliability and de-bottleneck certain processes. We also continued to focus on certain high value fiber logistics projects in Germany which have further reduced our fiber costs and exposure to fiber supply risks.

In the current quarter, we had 12 days (approximately 21,600 ADMTs) of annual maintenance downtime at our Stendal mill which included approximately $9.6 million in direct costs, compared to four days in the comparative quarter of 2015. Overall in 2016, we had 43 days (approximately 61,400 ADMTs) of annual maintenance downtime, which included approximately $29.8 million in direct costs, compared to 40 days in 2015. Many of our competitors who report their financial results using International Financial Reporting Standards (“IFRS”) capitalize their direct costs of annual maintenance downtime.”

Mr. Gandossi concluded: “Currently, the NBSK market fundamentals are generally positive and we currently expect demand to remain steady in the first quarter of 2017, as supply and demand fundamentals are strong and customer inventories continue to be at normal levels. We have announced $20 per ADMT price increases in both China and Europe for effect February 1, 2017. However, the continuing strength of the dollar may continue to pressure pulp prices.”

Quarterly Dividend

A quarterly dividend of $0.115 per common share will be paid on April 4, 2017 to all shareholders of record on March 28, 2017. Future dividends will be subject to Board approval and may be adjusted as business and industry conditions warrant.

Three Months Ended December 31, 2016 Compared to Three Months Ended December 31, 2015

Total revenues for the three months ended December 31, 2016 decreased by approximately 7% to $221.7 million from $237.8 million in the same quarter of 2015, primarily as a result of lower pulp sales realizations and lower pulp and energy sales volumes.

Pulp revenues in the fourth quarter of 2016 decreased by approximately 6% to $202.8 million from $216.3 million in the same quarter of 2015, due to lower pulp sales realizations and lower sales volumes.

Energy and chemical revenues in the fourth quarter of 2016 decreased by approximately 12% to $18.9 million from $21.5 million in the same quarter of 2015, primarily due to lower sales volumes as a result of our Stendal mill’s scheduled maintenance.

Pulp production decreased by approximately 5% to 350,327 ADMTs in the current quarter from 367,010 ADMTs in the same quarter of 2015. In the current quarter, we had an aggregate of 12 days (approximately 21,600 ADMTs) of annual maintenance downtime at our Stendal mill compared to four days (approximately 7,500 ADMTs) in the comparative quarter of 2015.

We estimate that annual maintenance downtime in the current quarter adversely impacted our Operating EBITDA by approximately $11.2 million, comprised of approximately $9.6 million in direct out-of-pocket expenses and the balance in reduced production and other costs. Many of our competitors that report their financial results using IFRS capitalize their direct costs of maintenance downtime.

Pulp sales volumes decreased by approximately 2% to 345,102 ADMTs in the current quarter from 351,875 ADMTs in the same quarter of 2015, primarily due to the impact of lower production.

In the current quarter of 2016, list prices for NBSK pulp in Europe and China declined from the same quarter of 2015, largely as a result of the strong dollar. Average list prices for NBSK pulp in Europe were approximately $810 per ADMT in the fourth quarter of 2016, compared to approximately $817 per ADMT in the same quarter of 2015. Average list prices for NBSK pulp in China and North America were approximately $595 per ADMT and $992 per ADMT, respectively, in the fourth quarter of 2016, compared to approximately $600 per ADMT and $945 per ADMT, respectively, in the same quarter of 2015.

Average pulp sales realizations decreased by approximately 5% to $580 per ADMT in the fourth quarter of 2016 from approximately $609 per ADMT in the same quarter last year, primarily due to lower list prices largely resulting from the overall strength of the dollar, which increases the cost of pulp for our customers primarily in Europe and China.

In the fourth quarter of 2016, the impact of changes in the exchange rates for the dollar to the euro and the Canadian dollar on our dollar-denominated cash balances and receivables held at the mills increased our operating income and contributed to the positive impact due to foreign exchange of approximately $3.1 million when compared to the same quarter of 2015.

Costs and expenses in the current quarter decreased by approximately 6% to $182.6 million from $193.7 million in the fourth quarter of 2015, primarily due to the reversal of an accrual for wastewater fees at our Stendal mill of $13.6 million and lower fiber prices, partially offset by higher maintenance costs. Our costs and expenses in the fourth quarter of 2015 included a recovery of a utility claim of $6.1 million.

In the fourth quarter of 2016, operating depreciation and amortization was $18.7 million, compared to $17.2 million in the same quarter of 2015.

Selling, general and administrative expenses increased to $12.4 million in the fourth quarter of 2016 from $10.7 million in the same quarter of 2015 due to higher stock compensation expense and spending on strategic activities.

Transportation costs increased by approximately 2% to $17.3 million in the current quarter from $17.0 million in the same quarter of 2015 primarily due to higher sales to China.

On average, in the current quarter, overall per unit fiber costs decreased by approximately 11% from the same quarter of 2015, primarily as a result of a balanced wood market and strong sawmilling activity in both Germany and the Celgar mill’s fiber basket. In the current quarter, per unit fiber costs in Germany were approximately 11% lower than the comparative quarter of 2015. In the current quarter, per unit fiber costs for our Celgar mill were 5% lower than the comparative quarter of 2015.

In the fourth quarter of 2016, our operating income decreased to $39.0 million from $44.2 million in the same quarter of 2015, primarily as a result of lower pulp sales realizations and lower sales volumes resulting from higher maintenance downtime, partially offset by lower costs resulting from a strong dollar and the reversal of accruals for wastewater fees of $13.6 million. Operating income in the fourth quarter of 2015 included a recovery of a utility claim of $6.1 million.

Interest expense in the current quarter decreased to $12.9 million from $13.3 million in the same quarter of 2015, primarily as a result of lower indebtedness.

During the fourth quarter of 2016, income tax expense decreased to $5.3 million from $7.7 million in the same quarter of 2015.

For the fourth quarter of 2016, we had net income of $18.5 million, or $0.29 per basic and $0.28 per diluted share, compared to net income of $21.7 million, or $0.34 per basic and $0.33 per diluted share, in the same quarter of 2015.

In the fourth quarter of 2016, Operating EBITDA decreased by approximately 6% to $57.8 million from $61.5 million in the same quarter of 2015, primarily due to lower pulp sales realizations and lower sales volumes resulting from higher maintenance downtime, partially offset by the reversal of accruals for wastewater fees of $13.6 million. In the fourth quarter of 2015, Operating EBITDA included a recovery of a utility claim of $6.1 million.

Year Ended December 31, 2016 Compared to Year Ended December 31, 2015

Total revenues in 2016 decreased by approximately 10% to $931.6 million from $1,033.2 million in 2015.

Pulp revenues in 2016 decreased by approximately 10% to $847.3 million from $946.2 million in 2015, due to lower pulp sales realizations and sales volumes.

Energy and chemical revenues decreased by approximately 3% to $84.3 million in 2016 from $87.0 million in 2015, primarily due to lower sales volumes.

Pulp production decreased by approximately 2% to 1,428,384 ADMTs in 2016 from 1,457,973 ADMTs in 2015. In 2016, we had annual maintenance downtime of a total of 43 days (approximately 61,400 ADMTs), 37 days of which were scheduled and six days of which were unscheduled to effect additional work at our Celgar mill. In 2015, we had scheduled annual maintenance downtime of 40 days (approximately 58,400 ADMTs). In 2017, we currently estimate taking an aggregate of 36 days of maintenance downtime at our mills.

We estimate that such maintenance downtime in 2016 adversely impacted our Operating EBITDA by approximately $38.4 million, comprised of approximately $29.8 million in direct out-of-pocket expenses and the balance in reduced production. Many of our competitors that report their financial results using IFRS capitalize their direct costs of maintenance downtime.

Pulp sales volumes marginally decreased by approximately 2% to 1,428,672 ADMTs in 2016 from 1,463,132 ADMTs in 2015, primarily due to lower production at our Celgar mill due to an extended shut and subsequent slow start up at the mill.

In 2016, list prices for NBSK pulp declined from 2015, largely as a result of the strong dollar and the impact of weakening hardwood pulp prices on NBSK pricing. Average list prices for NBSK pulp in Europe were approximately $803 per ADMT, compared to approximately $850 per ADMT in 2015. Average list prices for NBSK pulp in China and North America were approximately $599 per ADMT and $978 per ADMT, respectively, in 2016, compared to approximately $643 per ADMT and $972 per ADMT, respectively, in 2015.

Average pulp sales realizations decreased by approximately 8% to $586 per ADMT in 2016 from approximately $640 per ADMT in 2015, primarily due to lower list prices.

In 2016, the dollar was flat against the euro and 3% stronger against the Canadian dollar compared to 2015, which had a positive impact on our Canadian dollar denominated costs and expenses. However, this was more than offset by the negative impact of a weaker dollar at year end on our Celgar mill’s dollar-denominated cash balances and receivables, resulting in an overall negative impact of approximately $1.8 million in 2016 compared to 2015.

Costs and expenses in 2016 decreased by approximately 6% to $817.9 million from $867.5 million in 2015, primarily due to lower fiber prices, lower sales volumes and the reversal of $20.8 million in accrued wastewater fees at our German mills.

In 2016, operating depreciation and amortization increased by approximately 5% to $71.5 million from $67.8 million in 2015.

Selling, general and administrative expenses decreased by approximately 4% to $44.5 million in 2016 from $46.2 million in 2015, due to lower costs associated with our completed NAFTA claim.

Transportation costs decreased to $68.1 million in 2016 from $74.4 million in 2015, primarily due to lower pulp shipments to China.

On average, our overall per unit fiber costs in 2016 decreased by approximately 8% from 2015, primarily as a result of a balanced wood market in Germany and the Celgar mill’s fiber basket. In 2016, our per unit fiber costs in Germany were 9% lower than in 2015. In 2016, our Celgar mill’s per unit fiber costs were approximately 6% lower than in 2015, due to strong sawmilling activity in the Celgar mill’s fiber basket. In 2017, we currently expect our overall per unit fiber costs to be generally flat, largely as a result of a continuation of balanced market conditions in both markets.

In 2016, our operating income decreased to $113.7 million from $165.7 million in 2015, primarily due to lower pulp sales realizations and sales volumes, partially offset by lower per unit fiber costs and the reversal of wastewater fee accruals at our German mills.

Interest expense in 2016 decreased by approximately 4% to $51.6 million from $53.9 million in 2015, primarily due to lower indebtedness.

In 2016, we recorded a derivative loss of $0.2 million on the mark to market adjustment of our Stendal mill’s interest rate derivative, compared to a derivative loss of $0.9 million in 2015.

During 2016, as a result of the strengthening of the dollar versus the euro at the end of 2016, we recorded a non-cash loss on the foreign exchange translation of inter-company debt between Mercer Inc. and its wholly-owned subsidiaries of $1.1 million, compared to $5.3 million in 2015.

During 2016, we recorded an income tax expense of $24.5 million, compared to an income tax expense of $29.4 million in 2015. The effective tax rate for 2016 was 41%, compared to an effective tax rate of 28% in 2015.

We had net income of $34.9 million, or $0.54 per basic and diluted share, in 2016. In 2015, net income was $75.5 million, or $1.17 per basic and diluted share.

In 2016, Operating EBITDA decreased by 21% to $185.7 million from $234.0 million in 2015, primarily as a result of lower pulp sales realizations and sales volumes, only being partially offset by lower fiber prices and the reversal of wastewater fee accruals at our German mills.

Liquidity and Capital Resources

The following table is a summary of our cash flows for the periods indicated:

	Year Ended December 31,
	2016	2015
	(in thousands)
Net cash from operating activities	$140,782	$159,220
Net cash used in investing activities	(44,303)	(49,817)
Net cash used in financing activities	(62,377)	(56,664)
Effect of exchange rate on changes in cash, cash equivalents and restricted cash	(2,065)	(7,338)

Net increase in cash, cash equivalents and restricted cash	$32,037	$45,401

The following table is a summary of selected financial information as at the dates indicated:

	Year Ended December 31,
	2016	2015
	(in thousands)
Financial Position
Cash and cash equivalents	$136,569	$99,629
Working capital	$308,681	$284,390
Total assets	$1,158,708	$1,182,817
Long-term liabilities	$686,410	$695,420
Total equity	$379,128	$382,976

As at December 31, 2016, we had approximately $132.7 million available under our revolving credit facilities.

At the end of 2016, as a result of the continued strength of the dollar versus the euro, we recorded a non-cash reduction in the carrying value of our net assets, consisting primarily of our fixed assets, denominated in euros. This non-cash reduction of approximately $14.4 million does not affect our net income, Operating EBITDA or cash flows but is reflected in our other comprehensive income (loss) and as a reduction to our total equity.

Earnings Release Call

In conjunction with this release, Mercer International Inc. will host a conference call, which will be simultaneously broadcast live over the Internet. Management will host the call, which is scheduled for Friday, February 10, 2017 at 10:00 AM (Eastern Standard Time). Listeners can access the conference call live and archived for thirty days over the Internet at http://edge.media-server.com/m/p/swgdj83a or through a link on the company’s home page at http://www.mercerint.com. Please allow 15 minutes prior to the call to visit the site and download and install any necessary audio software.

Mercer International Inc. is a global pulp manufacturing company. To obtain further information on the company, please visit its web site at http://www.mercerint.com.

The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from forecasted results. Words such as “expects”, “anticipates”, “projects”, “intends”, “designed”, “will”, “believes”, “estimates”, “may”, “could” and variations of such words and similar expressions are intended to identify such forward-looking statements. Among those factors which could cause actual results to differ materially are the following: the highly cyclical nature of our business, raw material costs, our level of indebtedness, competition, foreign exchange and interest rate fluctuations, our use of derivatives, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our SEC reports.

APPROVED BY:

Jimmy S.H. Lee

Executive Chairman

(604) 684-1099

David M. Gandossi

Chief Executive Officer

(604) 684-1099

-FINANCIAL TABLES FOLLOW-

MERCER INTERNATIONAL INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Revenues
Pulp	$202,809	$216,313	$847,328	$946,237
Energy and chemicals	18,885	21,515	84,295	86,967

	221,694	237,828	931,623	1,033,204
Costs and expenses
Operating costs, excluding depreciation and amortization	151,582	165,776	701,875	753,523
Operating depreciation and amortization	18,666	17,174	71,476	67,761
Selling, general and administrative expenses	12,401	10,706	44,529	46,236

Operating income	39,045	44,172	113,743	165,684

Other income (expenses)
Interest expense	(12,857)	(13,256)	(51,575)	(53,891)
Foreign exchange loss on intercompany debt	(1,444)	(874)	(1,140)	(5,306)
Gain (loss) on derivative instruments	11	(236)	(241)	(935)
Other income (expenses)	(926)	(432)	(1,323)	(601)

Total other expenses	(15,216)	(14,798)	(54,279)	(60,733)

Income before provision for income taxes	23,829	29,374	59,464	104,951
Current income tax provision	(821)	(2,644)	(7,712)	(11,934)
Deferred income tax provision	(4,519)	(5,034)	(16,809)	(17,515)

Net income	$18,489	$21,696	$34,943	$75,502

Net income per common share
Basic	$0.29	$0.34	$0.54	$1.17
Diluted	$0.28	$0.33	$0.54	$1.17
Dividends declared per common share	$0.115	$0.115	$0.460	$0.230

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MERCER INTERNATIONAL INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share and per share data)

	December 31,
	2016	2015
ASSETS
Current assets
Cash and cash equivalents	$136,569	$99,629
Restricted cash	4,327	9,230
Accounts receivable	123,892	134,254
Inventories	133,451	141,001
Prepaid expenses and other	3,612	4,697

Total current assets	401,851	388,811
Property, plant and equipment, net	738,276	762,391
Intangible and other assets	7,591	8,461
Deferred income tax	10,990	23,154

Total assets	$1,158,708	$1,182,817

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and other	$92,133	$103,450
Pension and other post-retirement benefit obligations	1,037	971

Total current liabilities	93,170	104,421
Debt	617,545	638,043
Interest rate derivative liability	—	6,533
Pension and other post-retirement benefit obligations	25,084	25,374
Capital leases and other	26,467	12,299
Deferred income tax	17,314	13,171

Total liabilities	779,580	799,841

Shareholders’ equity
Common shares $1 par value; 200,000,000 authorized; 64,694,000 issued and outstanding (2015 – 64,502,000)	64,656	64,424
Additional paid-in capital	333,673	329,246
Retained earnings	166,068	160,880
Accumulated other comprehensive loss	(185,269)	(171,574)

Total shareholders’ equity	379,128	382,976

Total liabilities and shareholders’ equity	$1,158,708	$1,182,817

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MERCER INTERNATIONAL INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	For the Year Ended December 31,
	2016	2015	2014
Cash flows from (used in) operating activities
Net income	$34,943	$75,502	$120,966
Adjustments to reconcile net income to cash flows from operating activities
Unrealized (gain) loss on derivative instruments	181	573	(11,501)
Depreciation and amortization	71,984	68,333	78,012
Deferred income tax (benefit) provision	16,809	17,515	(22,016)
Foreign exchange loss on intercompany debt	1,140	5,306	4,777
Defined benefit pension plan and other post-retirement benefit plan expense	1,955	2,162	2,475
Stock compensation expense	4,659	2,409	1,586
Other	3,715	2,756	(1,281)
Defined benefit pension plan and other post-retirement benefit plan contributions	(2,316)	(2,349)	(2,951)
Changes in working capital
Accounts receivable	9,466	(11,256)	(25,113)
Inventories	6,844	(13,235)	6,445
Accounts payable and accrued expenses	(10,274)	9,665	(5,382)
Other	1,676	1,839	(1,429)

Net cash from (used in) operating activities	140,782	159,220	144,588

Cash flows from (used in) investing activities
Purchase of property, plant and equipment	(42,526)	(46,536)	(34,612)
Purchase of intangible assets	(1,844)	(3,809)	(4,776)
Other	67	528	910

Net cash from (used in) investing activities	(44,303)	(49,817)	(38,478)

Cash flows from (used in) financing activities
Repurchase of notes and repayment of debt	(23,079)	(10,763)	(891,019)
Proceeds from issuance of notes	—	—	650,000
Proceeds from issuance of shares	—	—	53,859
Dividend payments	(29,733)	(7,418)	—
Proceeds from (repayment of) revolving credit facilities, net	—	(23,058)	26,254
Payment of interest rate derivative liability	(10,883)	(13,530)	—
Payment of debt issuance costs	—	(326)	(20,169)
Proceeds from government grants	2,988	158	6,699
Other	(1,670)	(1,727)	(1,376)

Net cash from (used in) financing activities	(62,377)	(56,664)	(175,752)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(2,065)	(7,338)	(14,628)

Net increase (decrease) in cash, cash equivalents and restricted cash	32,037	45,401	(84,270)
Cash, cash equivalents and restricted cash, beginning of year	108,859	63,458	147,728

Cash, cash equivalents and restricted cash, end of year	$140,896	$108,859	$63,458

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MERCER INTERNATIONAL INC.

COMPUTATION OF OPERATING EBITDA

(Unaudited)

(In thousands)

Operating EBITDA is defined as operating income plus depreciation and amortization and non-recurring capital asset impairment charges. Management uses Operating EBITDA as a benchmark measurement of its own operating results, and as a benchmark relative to its competitors. Management considers it to be a meaningful supplement to operating income as a performance measure primarily because depreciation expense and non-recurring capital asset impairment charges are not an actual cash cost, and depreciation expense varies widely from company to company in a manner that management considers largely independent of the underlying cost efficiency of our operating facilities. In addition, we believe Operating EBITDA is commonly used by securities analysts, investors and other interested parties to evaluate our financial performance.

Operating EBITDA does not reflect the impact of a number of items that affect our net income, including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under GAAP, and should not be considered as an alternative to net income or income from operations as a measure of performance, nor as an alternative to net cash from operating activities as a measure of liquidity. The following tables set forth the net income to Operating EBITDA:

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Net income	$18,489	$21,696	$34,943	$75,502
Income tax provision	5,340	7,678	24,521	29,449
Interest expense	12,857	13,256	51,575	53,891
Foreign exchange loss on intercompany debt	1,444	874	1,140	5,306
(Gain) loss on derivative instruments	(11)	236	241	935
Other expenses	926	432	1,323	601

Operating income	39,045	44,172	113,743	165,684
Add: Depreciation and amortization	18,772	17,377	71,984	68,333

Operating EBITDA	$57,817	$61,549	$185,727	$234,017

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